EXHIBIT 23.8

CONSENT OF WILLIAM O. POWELL, III

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-1 filed by Resaca Exploitation, Inc. (“Resaca”) with the Securities and Exchange Commission on January 27, 2010, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Resaca effective upon completion of the merger as described in the Registration Statement.

/s/ William O. Powell, III
Name: William O. Powell, III
Date: January 26, 2010